  MANUFACTURING CONTRACT

This Contract (this "Contract") is made effective as of August 2, 2013, by and between Form-A-Feed Inc, of 740 Bowman Street, Stewart, Minnesota 55385, (Form-A-Feed Inc), and BeesFree, Inc., of 2101 Vista Parkway, Suite 122, West Palm Beach, Florida 33411, (BeesFree, Inc.).

1. PURPOSE OF CONTRACT. BeesFree, Inc. is in the business of developing and marketing supplements for bees. Form-A-Feed Inc agrees to produce BeesFree, Inc.'s product(s), hereinafter referred to as the "Goods", in the quantity, price, and specifications determined in this agreement.

2. MANUFACTURED ITEMS. Form-A-Feed Inc agrees to manufacture and sell, and BeesFree, Inc. agrees to buy, the following products (the "Goods") in accordance with the terms and conditions of this Contract:

Description Quantity	Unit Price	Minimum Order

Bees Vita Plus 4x1 gallon (4 per box)	$80.00	96 cases
Bees Vita Plus 2x2.5 gallon (2 per box)	$92.50	72 cases
Bees Vita Plus 50 lb jug in box	$90.00	80
Bees Vita Plus 55 gal poly drum	$875.00	8

 Form-A-Feed reserves the right to review and modify above prices quarterly.

3. PRODUCT STANDARDS. The Goods shall comply with the specifications in the attached Exhibit A and incorporated into this Contract by this reference.

4. TITLE/RISK OF LOSS. Title to and risk of loss of goods shall pass to the Buyer upon delivery F.O.B. at the Manufacturer's plant to an agent of the Buyer including a common carrier, notwithstanding any prepayment or allowance of freight by the Manufacturer.

5. PAYMENT. Payment shall be made to 740 Bowman Street, Stewart, Minnesota 55385, in the amount of invoiced based on each order on or within 30 days from the date of invoice.

2% cash discount if paid within 10 days of invoice

If any invoice is not paid when due, interest will be added to and payable on all overdue amounts at 18.00 percent per year, or the maximum percentage allowed under applicable laws, whichever is less. BeesFree, Inc. shall pay all costs of collection, including without limitation, reasonable attorney fees.

In addition to any other right or remedy provided by law, if BeesFree, Inc. fails to pay for the Goods when due, Form-A-Feed Inc has the option to treat such failure to pay as a material breach of this Contract, and may cancel this Contract and/or seek legal remedies.

Shipping costs will be incurred by Bees Free Inc.

6. DELIVERY. Time is of the essence in the performance of this Contract. BeesFree, Inc will arrange for shipment and pick-up. Storage of finished product by Form-A-Feed Inc. will be at no charge for sixty days following manufacturing.

7. PAYMENT OF TAXES. BeesFree, Inc. agrees to pay all taxes of every description, federal, state, and municipal, that arise as a result of this sale, excluding income taxes.

8. INDEMNITY AND INSURANCE. Form-A-Feed Inc agrees to hold BeesFree, Inc. harmless and to defend any and all actions, claims, suits, or proceedings that may subject BeesFree, Inc. to liability for defects in the Products. Form-A-Feed Inc represents that it now has in force a valid comprehensive liability insurance policy in the amount of $2,000,000.00 with Nationwide Insurance, and that the policy covers the risk of liability for defects in the Products. If this insurance coverage should change or lapse, Form-A-Feed Inc agrees that BeesFree, Inc. may pay the insurance premiums and deduct this expenditure from the payment due on the Products, beginning with the first shipment of Products following the expenditure.

9. WARRANTIES. Form-A-Feed Inc warrants that the Goods shall be free of substantive defects in material and workmanship.

FORM-A-FEED INC SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF FORM-A-FEED INC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. INSPECTION. BeesFree, Inc., upon receiving possession of the Goods, shall have a reasonable opportunity to inspect the Goods to determine if the Goods conform to the requirements of this Contract. If BeesFree, Inc., in good faith, determines that all or a portion of the Goods are non-conforming, BeesFree, Inc. may return the Goods to Form-A-Feed Inc at Form-A-Feed Inc's expense. BeesFree, Inc. must provide written notice to Form-A-Feed Inc of the reason for rejecting the Goods. Form-A-Feed Inc will have 21 days from the return of the Goods to remedy such defects under the terms of this Contract.

11. DEFAULT. The occurrence of any of the following shall constitute a material default under this Contract:

a. The failure to make a required payment when due.

b. The insolvency or bankruptcy of either party.

c. The subjection of any of either party's property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d. The failure to make available or deliver the Goods in the time and manner provided for in this Contract.

12. REMEDIES ON DEFAULT. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

13. FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages, or supplier failures. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

14. ARBITRATION. Any controversies or disputes arising out of or relating to this Contract shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Contract. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.  The arbitrator(s) shall not have the authority to modify any provision of this Contract or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Contract.

Both parties acknowledge that during the course of this Contract, each may obtain confidential information regarding the other party's business. Both parties agree to treat all such information and the terms of this Contract as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Contract. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

15. CONFIDENTIALITY. Upon termination of this Contract, Form-A-Feed Inc will return to BeesFree, Inc. all records, notes, documentation and other items that were used, created, or controlled by Form-A-Feed Inc during the term of this Contract.

16. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

17. ENTIRE CONTRACT. This Contract contains the entire agreement of the parties regarding the subject matter of this Contract, and there are no other promises or conditions in any other agreement whether oral or written. This Contract supersedes any prior written or oral agreements between the parties.

18. AMENDMENT. This Contract may be modified or amended if the amendment is made in writing and signed by both parties.

19. SEVERABILITY. If any provision of this Contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

20. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

21. ATTORNEY'S FEES. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

22. HEADINGS. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

23. APPLICABLE LAW. This Contract shall be governed by the laws of the State of Florida.

Buyer:
BeesFree, Inc.

By:	/s/ Joseph N. Fasciglione
Joseph N. Fasciglione
InterimChief Executive Officer

Manufacturer:
Form-A-Feed Inc

By:	/s/Eric Nelson
Eric Nelson
Management Team Member